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                       May 26, 2021

       Christopher Eng
       Executive Vice President and General Counsel
       Summit Hotel Properties, Inc.
       13215 Bee Cave Parkway, Suite B-300
       Austin, TX 78738

                                                        Re: Summit Hotel
Properties, Inc.
                                                            Form 10-K for the
fiscal year ended December 31, 2020
                                                            Filed February 26,
2021
                                                            File No. 001-35074

       Dear Mr. Eng:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                       Sincerely,


                       Division of Corporation Finance

                       Office of Real Estate & Construction